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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                     SCHEDULE 13G



                      Under the Securities Exchange Act of 1934

                              DUNN COMPUTER CORPORATION
                                   (Name of Issuer)


                                     COMMON STOCK
                            (Title of Class of Securities)


                                      265764100
                                    (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 5 pages
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--------------------                                       ---------------------
CUSIP NO. 265764100                      13G                PAGE 2 OF 5 PAGES
--------------------                                       ---------------------

------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas P. Dunne
     ###-##-####

------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                     (a)[_]
     Not Applicable                                                   (b)[_]

------------------------------------------------------------------------------
     SEC USE ONLY
3

------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4

     U.S.A.
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                    5
    NUMBER OF
                         2,085,000
     SHARES         ----------------------------------------------------------
                         SHARED VOTING POWER
  BENEFICIALLY      6

    OWNED BY             NONE
                    ----------------------------------------------------------
      EACH               SOLE DISPOSITIVE POWER
                    7
    REPORTING
                         2,085,000
     PERSON         ----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
      WITH          8
                         NONE
------------------------------------------------------------------------------
     AGGREGATE COUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
     2,645,000 (includes 560,000 shares of Common Stock owned by Claudia
               Dunne, Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership)
------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE COUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [__]

------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
     51.4%
------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12

------------------------------------------------------------------------------

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CUSIP NUMBER 265764100                                         Page 3 Of 5 Pages

Item 1.
     (a)  Name of Issuer:     Dunn Computer Corporation
          --------------


     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          1306 Squire Court
          Sterling, Virginia  20166

Item 2.
     (a)  Name of Person Filing:  Thomas P. Dunne
          ---------------------


     (b)  Address of Principal Business Office:
          ------------------------------------

          1306 Squire Court
          Sterling, Virginia  20166


     (c)  Citizenship:  U.S.A.
          -----------

     (d)  Title of Class of Securities:  Common Stock
          ----------------------------

     (e)  CUSIP Number: 265764100
          ------------

Item 3.   If this statement is filed pursuant to Rule 13d-1(b),
          ----------------------------------------------------
          or 13d-2(b), check whether the person filing is a:
          -------------------------------------------------

     (a) ___   Broker or Dealer registered under Section 15 of the Act.

     (b) ___   Bank as defined in Section 3(a)(6) of the Act.

     (c) ___   Insurance company as defined in Section 3(a)(19)of the Act.

     (d) ___ Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e) ___ Investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

     (f) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sec 240.13d-1(b)(1)(ii)(F).

     (g) ___   Parent Holding Company, in accordance with Sec
               240.13d-1(b)(ii)(G) (Note: See Item l).

     (h) ___   Group, in accordance with Sec 240.13d-1(b)(1)(ii)(H)


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CUSIP NUMBER 265764100                                         Page 4 Of 5 Pages

Item 4. Ownership.
       ---------

          (a)  Amount beneficially owned:
               -------------------------
               2,645,000 (includes 560,000 shares of Common Stock owned by
                    Claudia Dunne, Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership)

          (b)  Percent of Class:
               ----------------

               51.4%

          (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5-8 of the Cover Page.


Item 5. Ownership of Five Percent or Less of a Class.
       --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:[   ]


Item 6.  Ownership of more than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

        Not Applicable.

Item 7.  Identification and Classification of the subsidiary which Acquired
        ------------------------------------------------------------------
        the Security Being Reported on By the Parent Holding Company.
        ------------------------------------------------------------

        Not Applicable.


Item 8.  Identification and Classification of Members of the Group.
        ---------------------------------------------------------

        Not Applicable.


Item 9.  Notice of Dissolution of Group.
        ------------------------------

        Not Applicable.


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CUSIP NUMBER 265764100                                         Page 5 Of 5 Pages

Item 10. Certification.
        -------------

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:     February 17, 1998



                         /s/ Thomas P. Dunne
                         ---------------------------
                         Thomas P. Dunne